UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  February 28, 2010

Commission File Number: 001 – 32032

CONVENIENTCAST INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	83-0375241
(state or other jurisdiction of	(I.R.S. Employer I.D. No.)
incorporation or organization)

1174 Manitou Dr., PO Box 363, Fox Island, WA 98333
 (Address of principal executive offices)

(253) 549-4336
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 8, 2009, Convenientcast Inc. (the “Company”, “we”, “us”) entered into an acquisition agreement with Global Fusion Media Inc. (“Global Fusion”). Pursuant to the terms of the acquisition agreement, we agreed to acquire C-Store Network, LLC (“C-Store”), a private company fully owned by Global Fusion and engaged in the business of advertising in exchange for the issuance of 32,000,000 shares of our common stock to Global Fusion.

Conditions to the acquisition were not satisfied and no shares were issued, therefore the agreement to acquire C-Store Network, LLC has been terminated.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 26, 2010, Norman Knowles, Gregory Trevor, and Shane Arsens resigned from our board of directors.  There were no disagreements between Messers. Knowles, Trevor or Arsens and our company’s policies or procedures.

Current board member, Kevin M. Murphy has consented to serve as President/CEO and current board member Howard Bouch has consented to serve as Secretary/CFO.

There are no family relationships among Mr. Murphy and the Registrant or Mr. Bouch and the Registrant.  There were no transactions or proposed transactions between the Company and Mr. Murphy nor the company and Mr. Bouch which would be required to be reported hereunder.  Following is a brief description of Mr. Murphy’s and Mr. Bouch’s business experience.

Mr. Murphy, age 63, is an international consultant, with many years of executive management experience in corporate reorganization, finance, administration, and new business development. He has served on the Board of Directors of several companies.  Mr. Murphy has served as President and Director of Greenleaf Forum Investments,Inc. from February 2000 to present. Mr. Murphy became CEO and Chairman of the Board of Absolute Future.Com, Inc. on August 15, 2001.  He applied for reorganization for Absolute Future.Com through the Federal Bankruptcy Courts January 31, 2002. Mr. Murphy has served as President and Director of Greenleaf Forum Investments, Inc. from February 2000 to present. Mr. Murphy has served as President and Director of Wannigan Capital from September 2002 to the present. Mr. Murphy is associated with Neighborhood Choices, a private company, in the International Domain registration and resale industry, and has served as President and Director from incorporation in April of 2006 to present. Mr. Murphy has served as President and Director of Evergreen Firewood Inc., a private company in the Alternate Fuel industry from March 2007 to present. Mr. Murphy has served as Director of Convenientcast Inc. (formerly Lone Mountain Mines) from August 15th, 2003 to present. Mr. Murphy has served as President and Director of Silver Mountain Mines Inc. a private company from November 29th, 2007 to present. Mr. Murphy has served as President and Director of Black Hawk Exploration, Inc. from July 2009 to present and its two wholly owned subsidiaries Blue Lithium, Inc. since August 2009 and Golden Black Hawk, Inc. from December 2009 to the present. Mr. Murphy is an alumnus of the University of California (UCLA), Los Angeles School of Economics and the California State University (CSULA) at Los Angeles's School of Business, and is an Alumni of Sigma Alpha Epsilon.

Mr. Bouch, age 64, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world's 2nd largest) from 1972 - 1976. In 1976, Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984.  In 1984 Mr. Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., a fully reporting, US Public Company, trading on the Pink Sheets under the symbol VVDB; also of UTEC, Inc. symbol UTEI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2009		CONVENIENTCAST INC.

	By:	/s/ Kevin Murphy
Kevin Murphy,
Director, President, Chief
Executive Officer